SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
_______________________

FORM 8-A/A (Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
Pursuant to Section 12(b) or (g) of the
Securities Exchange Act of 1934

DORIAN LPG LTD.

(Exact Name of Registrant as Specified in its Charter)

Republic of the Marshall Islands	66-0818228
(State of Incorporation or Organization)	(IRS Employer Identification Number)
c/o Dorian LPG (USA) LLC, 27 Signal Road, Stamford, Connecticut	06902
(Address of Principal Executive Offices)	(Zip Code)
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box:☒
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box:☐
Securities Act registration statement file number to which this form relates:  N/A
Securities to be registered pursuant to Section 12(b) of the Act:
Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Preferred Stock Purchase Rights	New York Stock Exchange
Securities to be registered pursuant to Section 12(g) of the Act:
None
(Title of Each Class)

EXPLANATORY NOTE
This Form 8-A/A is filed by Dorian LPG Ltd. (the "Company") to reflect the expiration of the preferred share purchase rights (the "Rights") registered on the Form 8-A filed by the Company on December 16, 2016.
Item 1.          Description of Securities To Be Registered.
On January 26, 2018, the Company entered into an amendment (the "Amendment") to the Rights Agreement (the "Rights Agreement"), dated as of December 16, 2016, between the Company and Computershare Inc., as rights agent. The Amendment accelerates the expiration of Rights from 5:00 p.m., New York City time, on August 31, 2018 to 5:00 p.m., New York City time, on January 26, 2018, and has the effect of terminating the Rights Agreement on that date. At the time of the termination of the Rights Agreement, all of the Rights distributed to holders of the Company's common stock pursuant to the Rights Agreement will expire.
The foregoing is a summary of the terms of the Amendment. The summary does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is attached hereto as Exhibit 4.2 and incorporated herein by reference.
Item 2.          Exhibits.
3.1	Certificate of Designations for Dorian LPG Ltd. Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 3.1 to Dorian LPG Ltd.'s Form 8-K filed on December 21, 2015)
4.1
Rights Agreement, dated as of December 16, 2016, between Dorian LPG Ltd. and Computershare Inc., which includes the form of Right Certificate as Exhibit A and the Summary of Rights to Purchase Preferred Shares as Exhibit B (incorporated by reference to Exhibit 4.1 of Dorian LPG Ltd.'s Form 8-K filed on December 16, 2016)

4.2
Amendment No. 1 to Rights Agreement by and between Dorian LPG Ltd. and Computershare Inc., dated as of January 26, 2018 (incorporated by reference to Exhibit 4.1 of Dorian LPG Ltd.'s Form 8-K filed on January 26, 2018)

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated:  January 26, 2018
Dorian LPG Ltd.

By:	/s/ John C. Hadjipateras
Name: John C. Hadjipateras
Title: Chairman, President and Chief Executive Officer

EXHIBIT INDEX
Exhibit Number	Description
3.1	Certificate of Designations for Dorian LPG Ltd. Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 3.1 to Dorian LPG Ltd.'s Form 8-K filed on December 21, 2015)
4.1
Rights Agreement, dated as of December 16, 2016, between Dorian LPG Ltd. and Computershare Inc., which includes the form of Right Certificate as Exhibit A and the Summary of Rights to Purchase Preferred Shares as Exhibit B (incorporated by reference to Exhibit 4.1 of Dorian LPG Ltd.'s Form 8-K filed on December 16, 2016)

4.2
Amendment No. 1 to Rights Agreement by and between Dorian LPG Ltd. and Computershare Inc., dated as of January 26, 2018 (incorporated by reference to Exhibit 4.1 of Dorian LPG Ltd.'s Form 8-K filed on January 26, 2018)